Exhibit 10.14
SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is made effective on the date it has been fully executed, by and between Lead Plaintiffs in the First Amended Consolidated Class Action Complaint for Violation of Federal Securities Laws (the “Complaint”), filed on July 28, 2008 in In Re Atlas Mining Company Securities Litigation, in the United States District Court for the District of Idaho, Civil Action No. 07-428-N-EJL (the “Plaintiffs”) and Atlas Mining Company, in its own capacity and as successor in interest to Nano Clay Technologies, Inc. (“Atlas” or “the Company”), William Jacobsen, Robert Dumont, Barbara Suveg and Ronald Price, and their respective marital community, representatives, heirs, executors, administrators, attorneys, agents, successors and assigns (collectively, “the Parties”)

RECITALS

A. WHEREAS, the Parties are currently involved in a dispute regarding claims asserted by the Plaintiffs alleging violations of §§10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Dispute”).  The Dispute is currently pending in In Re Atlas Mining Company Securities Litigation, in the United States District Court for the District of Idaho, including all cases consolidated under Civil Action No. 07-428-N-EJL.

B. WHEREAS, Plaintiffs and Atlas entered into a Memorandum of Understanding dated May 1, 2009, pursuant to which Plaintiffs and Atlas agreed to draft a final settlement agreement.  This Agreement is intended to memorialize the final agreement of the Parties.

C. WHEREAS, the Parties have entered into this Agreement to avoid the expense, inconvenience and uncertainty of further litigation and collection efforts.  The purpose of this Agreement is to achieve a full and complete settlement and compromise of all claims and counterclaims arising out of the dispute between them.

D. WHEREAS, the claims pending against Atlas’s outside auditor, non-settling defendant,  Chisolm, Bierwolf & Nilson, LLC (“CBN”), remain pending and are in no way affected by this Settlement Agreement

TERMS

1. The Parties hereby incorporate all of the terms, conditions and obligations of the Stipulation of Settlement (the “Stipulation”) attached as Exhibit A and the Parties agree that Exhibit A is part of the Agreement and the Parties are bound by its terms.  The Parties agree that, following the execution of this Agreement, the Parties will cooperate in good faith in preparing all necessary exhibits and submitting the Stipulation to the Court.

2. In addition to performance of the terms, conditions and obligations of the Stipulation, the Parties further agree that Atlas will afford Plaintiffs the opportunity to undertake confirmatory discovery by providing Plaintiffs the following information:

a. a complete Atlas balance sheet as of May 1, 2009;

b.
a copy of the settlement agreement between Atlas and defendant William Jacobson and a briefing by Atlas’ counsel responsible for the conduct of the settlement negotiations with respect to that settlement agreement, so as to verify Atlas’ good faith efforts with respect to the settlement;

c.	a reasonable accounting by Atlas with respect to Atlas’ understanding of the Atlas shares owned or controlled by William Jacobson and his family;

d.
Atlas’ due diligence with respect to an evaluation of its claims against third parties related to Atlas’ issuance of 14.6 million shares, as described in Atlas’ August 20, 2008 Form 8-K, including a copy of Atlas’ Special Litigation Committee’s PowerPoint presentation to the Securities and Exchange Commission;

e.
a summary of Atlas’ current geological report, which Atlas represents and warrants is an accurate representation of the report as of the date it is made available as well as making the report available as of June 12, 2009, on a read only basis for one day, at K&L Gates’ Newark, New Jersey offices;

f.	a list of all shareholders who purchased Atlas stock during the Class Period, or if that list is unavailable a listing of current shareholders;

All of the information specified in this ¶2 shall be made available for confirmatory discovery only and shall be produced pursuant to a confidentiality agreement between the Parties.  After completion of confirmatory discovery, to the extent that Plaintiffs in good faith and with reasonable basis seek to terminate the Agreement, the Agreement and the attached Stipulation shall become null and void and will have no legal force or effect nor will any of the provisions of these documents bind the Parties other than the confidentiality provisions contained in Section 2 of this Agreement.

3. The Parties expressly understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by any Party, either previously or in connection with this Agreement, shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made or an acknowledgment or admission by any Party of any fault or liability whatsoever to another Party, which is expressly denied.  This Agreement is entered into solely in settlement of such claims and to avoid the disruption, time, and expense of litigation.

4. The United States District Court for the District of Idaho (Boise) shall retain jurisdiction to enforce this Agreement and any disputes that relate to or involve this Agreement (including all exhibits to this Agreement).  The Parties agree that this Agreement and its terms and conditions shall be subject to and construed in accordance with the laws of the State of Idaho.

5. This Agreement, including all provisions of Exhibit A, constitutes the entire agreement between the Parties pertaining to the settlement of obligations between them with respect to the subject matter of this Agreement.

6. The Parties each acknowledge and agree that they have reviewed this Agreement in its entirety, and every part thereof, have had the opportunity (should they wish) to consult with counsel, and that they understand the Agreement.  The Parties have in fact consulted with their respective counsel as to the Agreement, and acknowledge and agree that the terms and conditions adequately and correctly reflect their respective understandings.

7. This Agreement has been generated pursuant to the equal negotiations and advice of counsel.  Accordingly, this Agreement should not be construed more favorably or unfavorably as to any Party.

8. If any term, condition or provision contained in this Agreement shall contravene or be invalid under applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular term and condition or provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

9. The undersigned each covenant and warrant that they have the right and authority to enter into this Agreement and carry out its terms.

10. This Agreement may be executed in counterparts, and by facsimile or other electronic transmission, all of which taken together shall constitute one agreement.

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below.

DATED: ______________________	K&L Gates llp Richard A. Kirby Philip M. Guess
DATED: ______________________	Atlas Mining Company, and as Successor in Interest to Nano Clay Technologies, Inc. Andre Zeitoun Chief Executive Officer
DATED: ______________________	Lite DePalma Greenberg & Rivas llc Joseph DePalma Katrina Carroll
DATED: ______________________	James O’Hern
DATED: ______________________	John O’Hern
DATED: ______________________	William Jacobson
DATED: ______________________	Temkin Wielga Hardt & Longenecker LLP Nathan M. Longenecker
DATED: ______________________	Robert Dumont
DATED: ______________________	Winston & Cashatt C. Matthew Andersen Courtney R. Beaudoin
DATED: ______________________	Barbara Suveg
DATED: ______________________	Elam & Burke, P.A. William G. Dryden
DATED: ______________________	Ronald Price